Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
UNIVERSAL ELECTRONICS INC.
UNIVERSAL ELECTRONICS INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1.The original Certificate of Incorporation was filed with the Secretary of State on November 21, 1986 under the name “Universal Electronics Inc.”, a Restated Certificate of Incorporation was filed on March 23, 1989, and a Certificate of Amendment was filed on October 4, 1990.
2.This Restated Certificate of Incorporation restates, integrates and further amends the Restated Certificate of Incorporation of this Corporation, as amended. Among other amendments to the Restated Certificate of Incorporation, the number of shares of Common Stock which this Corporation is authorized to issue is increased from 10,000 to 10,000,000 shares and the par value per share of Common Stock is changed from having no par value to par value $0.01 per share. Also, by this Restated Certificate of Incorporation, the Corporation is authorized to issue 1,000,000 shares of Preferred Stock, par value $0.01 per share. In connection with such amendments, each share of Common Stock, without par value, of the Corporation issued when this Restated Certificate of Incorporation becomes effective shall be reclassified and changed into 2,000 shares of Common Stock, par value $.01 per share, of the Corporation.
3.This Restated Certificate of Incorporation amends and restates the Corporation’s Restated Certificate of Incorporation, as amended, to read in its entirety as follows:
1.The name of the Corporation is:
UNIVERSAL ELECTRONICS INC.
2.The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
3.The nature of business to be conducted or promoted and the purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
4.
Part I.Aggregate Number of Shares. The aggregate number of shares of stock which the Corporation has authority to issue is 11,000,000 shares, consisting of:
1. 1,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”); and
2. 10,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”).

Part II.Preferences. Limitations, Designations and Relative Rights. The respective preferences, limitations, designations, and relative rights of the Preferred Stock and the Common Stock are as follows:
1.Terms Applicable to the Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to the limitations set forth herein and any limitations prescribed by the General Corporation Law of the State of Delaware, the Board of Directors is expressly authorized, prior to issuance of any series of Preferred Stock, to fix by resolution or resolutions providing for the issue of any series, the number of shares included in such series, and the designations, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. Pursuant to the foregoing general authority vested in the Board of Directors, but not in limitation of the powers conferred on the Board of Directors thereby and by the General Corporation Law of the State of Delaware, the Board of Directors is expressly authorized to determine with respect to each series of Preferred Stock:
(a)the designation or designations of such series and the number of shares (which number from time to time may be decreased by the Board of Directors, but not below the number of such shares of such series then outstanding, or may be increased by the Board of Directors unless otherwise provided in the resolution creating such series) constituting such series;
(b)the rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or non-cumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such shares as participating or non-participating after the payment of dividends as to which such shares are entitled to any preference;
(c)the rights and preferences, if any, of the holders of shares of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which amount may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or non-participating after the satisfaction of any such rights and preferences;
(d)the full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by the General Corporation Law of the State of Delaware;
(e)the times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount holders of shares of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the shares of such series;
(f)the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or any other terms and conditions applicable to such conversion or exchange;
(g)the limitations, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, Common Stock or any other class of shares, either as to dividends or upon liquidation, to the shares of such series;

(h)the conditions or restrictions, if any, upon the issuance of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and
(i)any other relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of shares of such series, including without limitation, any preemptive rights or rights to amend the Restated Certificate of Incorporation or By-laws of the Corporation; in each case, so far as not inconsistent with the provisions of this Restated Certificate of Incorporation, or the General Corporation Law of the State of Delaware as then in effect. All shares of Preferred Stock shall be identical and of equal rank except in respect to the particulars that may be fixed by the Board of Directors as provided above and the times from which cumulative dividends, if any, thereon shall be cumulative.
2.Terms Applicable to the Common Stock. Each share of Common Stock shall have one vote upon all matters to be voted on by the holders of the Common Stock, and shall be entitled to participate ratably in all dividends payable with respect to the Common Stock and to share ratably, subject to the rights and preferences of any Preferred Stock, in all assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, or upon any distribution of all or substantially all of the assets of the Corporation. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock. of the Corporation, shall be deemed to be a liquidation, dissolution, winding up, or distribution of all or substantially all of the assets of the Corporation within the meaning of this Paragraph 2.
3.Terms and Provisions Applicable to the Preferred Stock and the Common Stock. Except as otherwise provided by the General Corporation Law of the State of Delaware or by any resolution adopted by the Board of Directors fixing the relative powers, preferences and rights and the qualifications, limitations or restrictions of any series of Preferred Stock: (a) the entire voting power of the shares of the Corporation for the election of directors and for all other purposes, as well as all other rights pertaining to shares of the Corporation, shall be vested exclusively in the Common Stock; (b) no holder of stock of the Corporation shall have any cumulative voting rights in the election of directors or in any other circumstances; and (c) no holder of shares of any class of stock of the Corporation shall, by means of such holding, have any preemptive right to purchase, subscribe for or otherwise acquire shares of any class of stock of the Corporation or any security convertible into, or any warrant, option or right to purchase, subscribe for or otherwise acquire shares of any class of stock of the Corporation, whether now or hereafter authorized, and whether issued for cash or other consideration, or by way of dividend.
5.In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.
6.The number of directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. Election of directors need not be by written ballot unless the By-laws so provide. Advance notice of nomination for the election of directors other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the corporation to whom the Board of Directors or such committee shall have delegated such authority, and information concerning nominees shall be given in the manner provided in the By-laws.

7.The Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The Corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words “liabilities’’ and “expenses” shall include, without limitation: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys’ fees and costs. The indemnification provided by or granted pursuant to this Article SEVENTH shall not be deemed exclusive of any other rights to which any person indemnified or being advanced expenses may be entitled under any statute, By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
The Corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article SEVENTH or otherwise.
For purposes of this Article SEVENTH, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article SEVENTH with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
The provisions of this Article SEVENTH shall be deemed to be a contract between the Corporation and each director or officer who serves in any such capacity at any time while this Article SEVENTH and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law, if any, are in effect, and any repeal or modification of such law or of this Article SEVENTH shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

For purposes of this Article SEVENTH, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation.
8.
Part I.Vote Required for Certain Business Combinations
1.Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by the General Corporation Law of the State of Delaware or this Restated Certificate of Incorporation, and except as otherwise expressly provided in Part II of this Article EIGHTH:
(a)any merger, consolidation, or share exchange of the Corporation or any Subsidiary (as hereinafter defined) with or involving (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger, consolidation, or share exchange would be, an Affiliate (as hereinafter defined) or an Associate (as hereinafter defined) of an Interested Stockholder; or
(b)any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder (other than the Corporation or any Subsidiary) of any assets of the Corporation or any Subsidiary having, at the time the transaction or transactions are approved by the Board of Directors of the Corporation, an aggregate Fair Market Value (as hereinafter defined) equal to 10% or more of the Corporation’s consolidated net worth as of its then most recent fiscal year end; or
(c)the issuance or transfer by the Corporation or any Subsidiary(in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary having an aggregate Fair Market Value of 5% or more of the total Fair Market Value of the outstanding stock of the Corporation to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder other than the Corporation or any Subsidiary, except (i) pursuant to the exercise of any warrant or rights to purchase securities offered pro rata to all holders of the Corporation’s Voting Stock (as hereinafter defined) or any other method affording substantially proportionate treatment to the holders of Voting Stock or (ii) pursuant to the exercise of any conversion rights granted to holders of any series of Preferred Stock of the Corporation; or
(d)the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by, or in which anything other than cash will be received by, an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(e)any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger, consolidation, or share exchange of the Corporation with or involving any of its Subsidiaries which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder;
shall require (i) the affirmative vote of the holders of at least 66-2/3% of the combined voting power of the then outstanding shares of all classes and series of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class and (ii) the affirmative vote of a majority of the combined voting power of the then outstanding Voting Stock held by Disinterested Stockholders (as hereinafter defined). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law, or in any agreement with any national securities exchange or otherwise.
2.Definition of “Business Combination.” The term “Business Combination” as used in this Article EIGHTH shall mean any transaction which is referred to in any one or more of clauses (a} through (e) of Paragraph 1 of this Part I.
Part II.When Higher Vote is Not Required. The provisions of Part I will not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by the General Corporation Law of the State of Delaware and by any other provision of this Restated Certificate of Incorporation, as may be amended or restated from time to time, if all of the conditions specified in either of the following Paragraphs 1 or 2 of this Part II are met:
1.Approval by Disinterested Directors. The Business Combination shall have been approved by two- thirds of the Disinterested Directors (as hereinafter defined).
2.Price and Procedural Requirements. All of the following conditions shall have been met:
(a)The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:
(i)the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder or any Affiliate or Associate of the Interested Stockholder to acquire any shares of Common Stock beneficially owned by the Interested Stockholder which were acquired (A) within the two year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the “Announcement Date”) or (B) in the transaction in which it became an Interested Stockholder, whichever is higher; and
(ii)the Fair Market Value per share of Common Stock on the first trading date after the Announcement Date or on the first trading date after the date of the first public announcement that the Interested Stockholder became an Interested Stockholder (the “Determination Date”), whichever is higher.

(b)The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of outstanding shares other than Common Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (b) shall be required to be met with respect to every class and series of outstanding shares other than Common Stock, whether or not the Interested Stockholder or any Affiliate or Associate of the Interested Stockholder has previously acquired any shares of a particular class or series):
(i)the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder or any Affiliate or Associate of the Interested Stockholder to acquire any shares of each class or series beneficially owned by the Interested Stockholder which were acquired (A} within the two year period immediately prior to the Announcement Date or (B) in the transaction in which it became an Interested Stockholder, whichever is higher;
(ii)the highest preferential amount per share to which the holders of shares of such class or series are entitled in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary;
(iii)the Fair Market Value per share of such class or series on the first trading date after the Announcement Date or on the Determination Date, whichever is higher; and
(iv)the amount equal to the Fair Market Value per share of such class or series determined pursuant to subclause (iii) above times the highest value obtained in calculating the following quotient for each class or series of which the Interested Stockholder has acquired shares within the two year period ending on the Announcement Date: (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder or any Affiliate or Associate of the Interested Stockholder for any shares of such class or series acquired within such two-year period divided by (y) the Fair Market Value per share of such class or series on the first day in such two-year period on which the Interested Stockholder or any Affiliate or Associate of the Interested Stockholder acquired any shares of such class or series.
(c)The consideration to be received by holders of a particular class or series of outstanding shares shall be in cash or in the same form as the Interested Stockholder or any Affiliate or Associate of the Interested Stockholder has previously paid to acquire shares of such class or series beneficially owned by the Interested Stockholder. If the Interested Stockholder or any Affiliate or Associate of the Interested Stockholder has paid for shares of any class or series with varying forms of consideration, the form of consideration for such class or series shall be either cash or the form used to acquire the largest number of shares of such class or series beneficially owned by the Interested Stockholder.
(d)After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (i) except as approved by two-thirds of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full periodic dividends (whether or not cumulative), if any, on any outstanding shares of the Corporation other than Common Stock; (ii) there shall have been (A) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Cornman Stock), except as approved by two- thirds of the Disinterested Directors and (B) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split) , recapitalization, reorganization or other similar transaction which has the effect of reducing the number of outstanding shares of Common Stack; and (iii) such Interested Stockholder shall not have became the beneficial owner of any additional shares of Voting Stack except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.
(e)After any such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any subsidiary, whether in anticipation of or in connection with such Business Combination or otherwise.
(f)A proxy or information statement describing the proposed Business Combination and, if applicable, complying with the requirements of the Securities Exchange Act of 1934, as amended (or any subsequent provisions replacing such Act) (hereinafter referred to as the “Act”) , and the rules and regulations of the Securities and Exchange Commission thereunder, or, if not applicable, providing information substantially similar in all material respects, shall be mailed to the stockholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Act).
(g)The holders of all outstanding shares of Voting Stock not beneficially owned by the Interested Stockholder or any Affiliate or Associate of the Interested Stockholder prior to the consummation of any Business Combination shall be entitled to receive in such Business Combination cash or other consideration for their shares of such Voting Stock in compliance with sub-parts (a), (b) and (c) of Paragraph 2 of Part II (provided, however, that the failure of such holders who are exercising their statutory rights to dissent from such Business Combination and receive payment for the fair value of their shares to exchange their shares in such Business Combinations shall not be deemed to have prevented the condition set forth in this clause (g) from being satisfied).
Part III.Certain Definitions. For the purpose of this Article EIGHTH the following shall be deemed to have the meanings specified below:
1.The term “person” shall mean any individual, firm, corporation, partnership, trust or other entity.
2.The term “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:
(a)is the beneficial owner, directly or indirectly, of Voting Stock conveying 10% or more of the voting power of the outstanding Voting Stock; or

(b)is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of Voting Stock conveying 10% or more of the voting power of the then outstanding Voting Stock; or
(c)is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended (or any subsequent provisions replacing such).
Notwithstanding the foregoing, the term “Interested Stockholder” shall not include any person (i) who was a beneficial owner, directly or indirectly, of Voting Stock conveying 10% or more of the voting power of the then outstanding Voting Stock on or prior to the date of this Restated Certificate of Incorporation or (ii) who acquired direct or indirect beneficial ownership of Voting Stock conveying 10% or more of the then outstanding Voting Stock from a person described in item (i) above by gift, inheritance or in a transaction in which no consideration was exchanged.
3.Any person shall be deemed a “beneficial owner” of any Voting Stock:
(a)which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or
(b)which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or
(c)which is beneficially owned, directly or indirectly, by any other person which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.
4.For the purposes of determining whether a person is an Interested Stockholder hereunder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Paragraph 3 of this Part III but shall not include any other shares of Voting Stock which may be issuable to other persons pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.
5.The terms “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Act.
6.The term “Subsidiary” shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 2 of this Part III, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.
7.The term “Fair Market Value” shall mean: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (b) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.
8.In the event of any Business Combination in which the Corporation is the survivor, the phrase “consideration other than cash to be received” as used in clauses (a) and (b) of Paragraph 2 of Part II shall include the shares of Common Stock and/or the shares of any other class or series retained by the holders of such shares.
9.The term “Disinterested Director” shall mean any member of the Board of Directors of the Corporation who:
(a)is neither the Interested Stockholder nor an Affiliate or Associate of the Interested Stockholder;
(b)was a member of the Board of Directors prior to the date on which said Interested Stockholder became an Interested Stockholder, or was recommended to succeed a Disinterested Director by a majority of the total number of Disinterested Directors then on the Board of Directors; and
(c)was not nominated for election as a director by the Interested Stockholder or any Affiliate or Associate of the Interested Stockholder.
10.The term “Disinterested Stockholder” shall mean a stockholder of the Corporation who is not an Interested Stockholder or an Affiliate or an Associate of an Interested Stockholder.
11.References to “highest per share price” shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any subdivision or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.
Part IV.Powers of the Board of Directors. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, for the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry (1) whether a person is an Interested Stockholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the assets which are the subject of any Business Combination have an aggregate Fair Market

Value equal to 10% or more of the Corporation’s consolidated net worth as of its then most recent fiscal year end and whether the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Comb1nat1on has an aggregate Fair Market Value of 5% or more of the total Fair Market Value of the outstanding stock of the Corporation; and (5) whether all of the applicable conditions set forth in Paragraph 2 of Part II have been met with respect to any Business Combination. Any determination pursuant to this Part IV, made in good faith shall be binding and conclusive on all parties.
Part V.No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.
Part VI.Amendment, Repeal, Etc. Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation, as may be amended or restated from time to time, or the By-laws of the Corporation), the affirmative vote of the holders of 75% or more of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article EIGHTH.
9.The Corporation hereby expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
10.The Board of Directors of the Corporation, when evaluating any offer of another person to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituencies of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located.
11.The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
12.No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the General Corporation Law of the State of Delaware; or (d) for any transaction from which the director derived an improper personal benefit.
13.Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
4.This Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of Universal Electronics Inc. in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Universal Electronics Inc. has caused this Reseated Certificate of Incorporation to be signed by its President and attested by its Assistant Secretary this 29th day of February, 1992.

UNIVERSAL ELECTRONICS INC.
By:     /s/ Thomas C. Tyler
Thomas C. Tyler, President

ATTEST:
/s/ Bruce V. Vereecken
Bruce V. Vereecken
Assistant Secretary

CERTIFICATE Of DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
UNIVERSAL ELECTRONICS INC.
Pursuant to Section 151 of the General Corporation Law of the State of Delaware.
Universal Electronics Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock, par value $0.01 per share, designated as a Series A Convertible Preferred Stock:
RESOLVED, that pursuant to Article FOURTH of the Restated Certificate of Incorporation of the Corporation, whereby 1,000,000 shares of Preferred Stock are authorized, there be and hereby is designated and created a Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Convertible Preferred Shares”), to consist of 375, 488 shares. The powers and restrictions on, the Series A Convertible Preferred Shares are set forth on Exhibit A hereto.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by its President and attested by its Assistant Secretary this 3rd day of March, 1992
UNIVERSAL ELECTRONICS INC.
By:     /s/ Thomas C. Tyler
Thomas C. Tyler, President

ATTEST:
/s/ Bruce V. Vereecken
Bruce V. Vereecken
Assistant Secretary

Exhibit A
to
Certificate of Designation
of
Series A Convertible Preferred Stock
of
Universal Electronics Inc.
1.Designation.
This series of Preferred Stock is designated “Series A Convertible Preferred Stock,” consisting of 375,488 shares $0.01 par value per share, and the shares of Series A Convertible Preferred Stock shall be hereinafter referred to as “Series” A Convertible Preferred Shares”.
2.Dividends.
(a)The holders of record of Series A Convertible Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative preferential cash dividends in the amount per share of $.79869 per annum during the period from March 5, 1992 through March 4, 1993, and for each 12-month period thereafter in an amount per share equal to the dividends for the immediately preceding 12-month period plus 12% of such dividend. Dividends payable for any partial dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Subject to the provisions of Subsection 2(b), dividends not declared and paid shall cumulate and accrue on a daily basis and any and all such accrued dividends shall be paid as provided in Sections 3 and 8 hereof.
(b)All dividends accrued on Series A Convertible Preferred Shares shall be cancelled and forfeited upon the conversion of such shares pursuant to Section 5 hereof. Except as provided in Section 8 hereof, no interest shall accrue on any accrued dividends.
(c)In no event shall and dividend, whether in cash or other property, be declared or paid or set apart for payment, nor shall any other distribution be made, with respect to any other shares of capital stock of the corporation, nor shall any monies or other consideration be set aside for or applied to the purchase, redemption or retirement of any such shares (except for the repurchases of Common Shares permitted under Section 7(a)(i) hereof or under Section 6.4 of that certain Share Purchase Agreement among the Corporation and certain other entities dated as of March 5, 1992 (the “Share Purchase Agreement”)), or made available for a sinking fund for such purpose, unless all accrued dividends on the then outstanding Series A Convertible Preferred Shares shall have been paid or shall have been declared and a sum sufficient for the payment thereof set apart. Nothing in this Subsection 2(c) shall restrict the Corporation’s ability to declare dividends on shares of Common Stock (the “Common Shares”) payable in Common Shares.
3.Liquidation, Dissolution or Winding Up.
In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of Series A Convertible Preferred Shares shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the

Corporation’s capital stock, before any payment or declaration and setting of the Corporation’s shares of capital stock (other than the Series A Convertible Preferred Stock), an amount equal to $6.658 per share per share (as adjusted to reflect any share split, combination, reclassification or similar event involving the Series A Convertible Preferred Shares), plus all accrued and unpaid dividends thereon to and including the date full payment shall be tendered to the holders of the Series A Convertible Preferred Shares with respect to such liquidation, dissolution or winding up. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series A Convertible Preferred Shares of the amounts thus distributable, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series A Convertible Preferred Shares based upon the aggregate liquidation preference of the Series A Convertible Preferred Shares held by each such holder and the aggregate liquidation preference of all Series A Convertible Preferred shares. After such payment shall have been made in full to the holders of the Series A Convertible Preferred Shares or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Convertible Preferred Shares so as to be available for such payment, the holders of Series A Convertible Preferred Shares shall have no further rights with respect to any remaining assets of the Corporation legally available for distribution to the holders of its capital stock. Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by not less than a majority of the Directors then serving on the Board of Directors of the Corporation. A reorganization, consolidation or merger of the Corporation or a sale or other disposition of all or substantially all of the assets of the Corporation shall not be treated as a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.
4.Voting Rights.
Except as otherwise expressly provided in Section 7 and as otherwise required by law, each holder of Series A Convertible Preferred shares shall be entitled to vote on all matters submitted to a vote of the holders of Common Shares and shall be entitled to that number of votes equal to the largest number of whole Common Shares into which such holder’s Series A Convertible Preferred Shares could be converted pursuant to the provisions of Section 5 on the record date for the determination of stockholders entitled to vote on such matter or, if no record date is established, on the date such vote is taken or any written consent of stockholders is first executed. Except as otherwise expressly provided herein and as otherwise required by law, the holders of Series A Convertible Preferred Shares and Common shares shall vote together as a single class on all matters.
5.Conversion Rights.
(a)Optional Conversion. Subject to the terms and conditions of this Section 5, the holder of any Series A Convertible Preferred shares shall have the right, at its option at any time and from time to time, to convert all or any portion of such shares into such number of fully paid and nonassessable Common Shares as is obtained by multiplying the number of Series A Convertible Preferred Shares to be converted by $6.658 and dividing the result by the conversion price of 06.658 per share or, in case any adjustment of such conversion price has taken place pursuant to the provisions of this Section 5, by the conversion price as last adjusted and in effect on the date any Series A Convertible Preferred Shares are surrendered for conversion (such conversion price, or such conversion price as last adjusted, being referred to herein as the “Conversion Price”).
(b)Automatic Conversion.
(1)All outstanding Series A Convertible Preferred Shares shall be converted automatically into the number of Common Shares into which such Series A Convertible Preferred Shares are then convertible pursuant to this Section 5, without any action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, immediately upon the earlier to occur of (A) the date on which the Corporation receives total gross proceeds from an initial public offering of Common Shares (net of any underwriting discounts or commissions) of at least $14,000,000 and the price per share paid by the public for such shares is at least: (i) $8.99 if such offering is consummated on or prior to December 5, 1992, (ii) $9.99 if such offering is consummated between December 5, 1992 and March 6, 1994, and (iii) $11.63 if such offering is consummated on or after March 6, 1994 (in each case as adjusted to reflect any stock splits, combinations, reclassifications or similar events affecting the Common Shares), and (B) the date on which the holders of not lees than a majority of the Series A Convertible Preferred Shares issued on March 5, 1992 convert such share. into Common Shares pursuant to Section 5(a) hereof.
(2)Upon the occurrence of an event triggering the automatic conversion of Series A Convertible Preferred Shares as provided in the preceding subparagraph (1), the Corporation shall promptly give written notice to all holders of Series A Convertible Preferred Shares of such event. As soon as practicable after giving such notice, the Corporation shall issue and deliver or cause to be issued and delivered a certificate or certificates for the number of full Common Shares issuable (or other shares, other securities, cash or other property issuable, deliverable or payable) upon such conversion, together with any cash payment to be made in lieu of fractional shares as provided in Subsection 5(b) in exchange for the certificates representing the Series A Convertible Preferred Shares converted pursuant to this Subsection 5(b), together with proper assignments of such certificates.
(c)Mechanics of Conversion. The rights of conversion under Subsection 5(a) shall be exercised by a holder of Series A Convertible Preferred Shares by (i) surrendering the certificates representing such shares, together with written notice of such holder’s election to convert such shares (the “Conversion Notice”), and a proper assignment of such certificates to the Corporation. The Conversion Notice shall state the names and addresses in which and to which the certificates representing the Common Shares issuable or, if applicable, the other shares, other securities, cash or other property issuable, deliverable or payable, upon such conversion shall be issued, delivered or paid, as the case may be. The date upon which the certificates representing the Series A Convertible Preferred Shares to be converted, the Conversion Notice and the proper assignment have all been received by the Corporation is referred to herein as the “Conversion Data.” As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver or cause to be issued and delivered, as specified in the Conversion Notice, certificates for the number of full Common Shares issuable (or other shares, other securities, cash or other property issuable, deliverable or payable) upon such conversion together with any cash instead of fractional shares as provided in Subsection 5(h). Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder of the converted Series A convertible Preferred Shares shall cease and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby. In the event of the liquidation, dissolution or winding up of the Corporation, the holders of Series A Convertible Preferred Shares shall be entitled to convert their shares in accordance with the terms of this Section 5 at any time prior to the earlier of the tenth day following the date on which such liquidation, distribution or winding up was approved by the stockholders of the Corporation and the date which is three days prior to the distribution of the proceeds from such liquidation, dissolution or winding up of the Corporation. Any accrued but unpaid dividends outstanding with respect to Series A Convertible Preferred Shares shall be cancelled and forfeited at the time of any such conversion.
(d)Adjustment of Conversion Price Upon Issuance of Common Shares.
(1)Except as provided in Subsection 5(d)(7) if and whenever the Corporation shall issue or sell, or under any of Subsections 5(d)(2) through 5(d)(6) is deemed to have issued or sold, any of its Common Shares without consideration or for a consideration per share less than the Conversion Price for the Series A Convertible Preferred Shares in effect immediately prior to the time of such issuance or sale, then the Conversion Price at such time shall be reduced to an amount (calculated to the nearest thousandth of a cent) determined by dividing (i) an amount equal to the sum of (A) the number of Common Shares outstanding immediately prior to such issuance or sale (including as outstanding all Common Shares issuable upon conversion of outstanding Series A Convertible Preferred Shares and all Common Shares issuable upon the exercise of Options or the conversion of Series A Convertible Securities, as such terms are defined in Subsection 5(d)(2)), multiplied by the Conversion Price at such time and (B) the consideration, if any, received and/or receivable by the Corporation in connection with such issuance or sale, by (ii) the total number of Common Shares outstanding immediately after such issuance or sale, including as outstanding all Common shares issuable upon conversion of outstanding Series A Convertible Preferred Shares and all Common Shares issuable upon the exercise of Options or the conversion of Series A Convertible Securities.
(2)Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Shares or any stock or securities convertible into or exchangeable for Common Shares (such rights or options being hereinafter referred to as “Options” and such convertible or exchangeable stock or securities being hereinafter referred to as “Series A Convertible Securities”), whether or not such options or the right to convert or exchange any such Series A Convertible Securities are immediately exercisable, and the price per share for which a Common Share is issuable upon the exercise of such Options or upon the conversion or exchange of such Series A convertible Securities (determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Series A Convertible Securities, the aggregate amount of additional consideration, if any payable upon the issuance or sale of such Series A Convertible Securities and upon the conversion or exchange thereof, by (B) the maximum number of Common Shares issuable upon the full exercise of such Options or upon the full conversion or exchange of all such Series A Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the maximum number of Common Shares issuable upon the exercise of such Options or upon the conversion or exchange of the maximum number of such Series A Convertible Securities issuable upon the exercise of such Options shall be deemed to have bean issued for such price per share as of the date such Options were granted and thereafter shall be deemed to be outstanding. Except as otherwise provided in Subsection 5(d)(4), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares or of such Series A

Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Shares upon conversion or exchange of such Series A Convertible Securities if an appropriate adjustment was previously made pursuant to this Subsection 5(d)(2) upon the issuance of such Options.
(3)Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Series A Convertible Securities, whether or not the rights to exchange or convert any such Series A Convertible Securities are immediately exercisable, and the price per share for which a Common Share is issuable upon such conversion or exchange (determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Series A Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the maximum number of Common Shares issuable upon the conversion or exchange of all such Series A Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then the maximum number of Common Shares issuable upon conversion or exchange of all such Series A Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Series A Convertible Securities and thereafter shall be deemed to be outstanding; provided that (a) except as otherwise provided in Subsection 5(d)(4), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares upon conversion or exchange of such Series A Convertible Securities if an appropriate adjustment was previously made pursuant to this Subsection 5(d)(3) upon the issuance of such Series A Convertible Securities, and (b) if any such issuance or sale of such Series A Convertible Securities is made upon the exercise of any Options to purchase any such Series A Convertible Securities for which adjustments of the Conversion Price have bean or are to be made pursuant to other provisions of this Subsection 5(d), no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.
(4)Change in Option Price or Conversion Rate. In the event that the purchase price provided for in any Option referred to in Subsection 5(d)(2), the additional consideration, if any, payable upon the conversion or exchange of any Series A Convertible Securities referred to in Subsections 5(d)(2) or 5(d)(3), or the rate at which any Series A Convertible Securities referred to in Subsections 5(d)(2) or 5(d)(3) are convertible into or exchangeable for Common Shares, shall change at any time (other than under or by reason of provisions designed to protect against dilution), the conversion Price in effect at the time of such event shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Series A Convertible Securities still outstanding provided for such purchase price, additional consideration or conversion rate, as the case may be, at the time such options or Series A Convertible Securities were initially granted, issued or sold. In the event any such Option or any such right to convert or exchange such Series A convertible Securities shall expire or terminate without being exercised, the Conversion Price then in effect hereunder shall be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Series A Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Shares issuable thereunder shall no longer be deemed to be outstanding. It the purchase price provided for in any such Option referred to in Subsection 5(d)(2) or the rate at which any Series A Convertible Securities referred to in Subsections 5(d)(2) or 5(d)(3) are convertible into or exchangeable for Common Shares shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Shares upon the exercise of any such Option or upon conversion or exchange of any such Series A convertible Securities, the Conversion

Price then in effect hereunder shall be adjusted to such respective amount as would have been obtained had such Option or Series A Convertible Securities never been issued as to such Common Shares and had adjustments been made upon the issuance of the Common Shares delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is hereby reduced.
(5)Consideration for Stock. In case any Common Shares, Options or Series A Convertible Securities shall be issued or sold for cash, the consideration received therefore shall be deemed to be the amount received by the Corporation therefor, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Common Shares, Options or Series A Convertible securities shall be issued or sold, in whole or in part, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration as determined in good faith by a majority of the Directors on the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.
(6)Treasury Shares. The disposition of Common Shares owned or held by or for the account of the Corporation (other than as a result of a cancellation of treasury shares) shall be considered an issue or sale of Common Shares for the purpose of this Subsection 5(d).
(7)When Adjustment is not Required. Notwithstanding any provision herein to the contrary, no adjustment shall be made in the Conversion Price as a result of (i) the issuance of Common Shares upon conversion of any Series A Convertible Preferred Shares; (ii) the issuance of stook options exercisable for up to 209,220 Common Shares (as adjusted to reflect stock splits, combinations, reclassifications or similar events affecting the Common Shares) pursuant to employee stock ownership plans or stock option plans or similar arrangements, or any Common Shares issued upon the exercise of such stock options; (iii) any subdivision or combination affecting the Common Shares or the issuance of Common Shares pursuant to a stock dividend or other distribution on Common Shares if an appropriate adjustment to the Conversion Price is made pursuant to Subsection 5(e); or (iv) the issuance of up to 24,000 Common Shares to Kimex Electronics Company. Except to the limited extent provided for in Subsection 5(d)(4), no adjustment of the Conversion Price pursuant to this Subsection 5(d) shell have the effect of increasing the Conversion Price above the conversion Price in effect immediately prior to such adjustment.
(e)Subdivision or Combination of Stock: Stock Dividends. In case the Corporation shall at any time subdivide its outstanding Common Shares into a greater number of shares or declare a dividend or make any other distribution upon Common Shares payable in Common Shares, the Conversion Price for the series A Convertible Preferred Shares in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding Common shares of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
(f)Reorganization, Reclassification, Consolidation or Merger. In the event of any capital reorganization or reclassification of the outstanding capital stock of the Corporation, or any consolidation of the Corporation with, or merger of the Corporation with or into, another corporation or entity, or the sale, exchange, assignment, lease, transfer or other disposition of all or substantially all of the assets of the Corporation, where, in connection with such event, the holders of common shares will be entitled to receive stock, securities, cash or other property with respect to or in exchange for such Common Shares, than, as a condition of such reorganization, reclassification, consolidation, merger, or sale of assets, lawful and adequate provision (in form and substance reasonably satisfactory to the holders of a majority of the outstanding Series A Convertible Preferred Shares) shall be made whereby each holder of Series A Convertible Preferred Shares shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the Common Shares of the Corporation immediately theretofore receivable upon the conversion of much Series A Convertible Preferred Shares, such shares of stock, securities, cash or other property as may be issuable or payable with respect to or in exchange for the number of Common Shares immediately theretofore so receivable, and in any such case, appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, cash or other property thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such consolidation or merger, if the value so reflected is leas than the Conversion Price in effect immediately prior to such consolidation or merger). In the event of a merger or consolidation of the corporation as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of Common Shares of the Corporation outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding Common Shares of the Corporation. The corporation shall not effect any such consolidation or merger unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger shall assume by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the outstanding series A Convertible Preferred Shares), executed and mailed first class mail, postage prepaid, to each holder of Series A Convertible Preferred Shares at the last address of such holder as shown by the records of the Corporation, the obligation to deliver to such holder of such shares of stock, securities, cash or other property as, in accordance with the foregoing provisions, such holder may be entitled to receive.
(g)Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case, the Corporation shall deliver a written certificate, by first class mail, postage prepaid, addressed to each holder of Series A Convertible Preferred Shares at the last address of such holder shown by the records of the Corporation, which certificate shall be signed by the President, Chief Executive Officer or Chief Financial Officer of the Corporation specifying the Conversion Price resulting from such adjustment and details of the calculation and the facts upon which the calculation is based.
(h)Fractional Shares. No fractional Common Shares (or other shares or other securities) or scrip representing fractional shares shall be issued upon conversion of any of the Series A Convertible Preferred Shares. Instead, the Corporation shall pay cash in an amount equal to the fair market value of such fractional share as determined in good faith by a majority of the Directors of the Board of Directors of the corporation.
(i)Reservation of Common Shares. The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Shares, such number of its Common Shares (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series A Convertible Preferred Shares; and if at any time the number of authorized but unissued Common Shares (or such other shares or other securities) shall not be sufficient to effect the conversion of all then outstanding Series A Convertible Preferred Shares, the Corporation shall take such action as may be necessary to increase its authorized but unissued Common Shares (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.
(j)Costs of Conversion. The Corporation shall pay all documentary, stamp or other similar taxes attributable to the issuance or delivery of Common Shares (or other shares or other securities) of the Corporation upon conversion of any of the Series A Convertible Preferred Shares. However, the Corporation shall not be required to pay any taxes which may be Payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the Series A Convertible Preferred Shares in respect of which such shares are being issued.
6.No Reissuance of Convertible Preferred Shares.
No Series A Convertible Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The President, Chief Executive Officer or any Vice-President and the Secretary or any Assistant Secretary of the Corporation are hereby authorized and directed on behalf of the Corporation to file such documents from time to time as may be necessary to reduce the authorized number of Series A Convertible Preferred Shares accordingly.
7.Restrictions and Limitations.
(a)Corporate Action. So long as any Series A Convertible Preferred Shares remain outstanding, the Corporation shall not, without the approval by vote or written consent of the holders of a majority of the then outstanding Series A Convertible Preferred Shares, and in addition to any other vote required by law:
(i)redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any Common Shares or Series A Convertible Preferred Shares, or any other shares of its capital stock, except (A) as provided in Section 8 hereof and Section 6.4 of the share Purchase Agreement and (B) for repurchases or redemptions of shares in connection with the elimination of fractional shares or the satisfaction by the Corporation of any statutory appraisal rights of its stockholders;
(ii)authorize or issue, or obligate itself to authorize or issue, additional Series A Convertible Preferred Shares;
(iii)authorize or issue, or obligate itself to authorize or issue, any other security senior to or on a parity with the Series A Convertible Preferred Shares as to liquidation preferences, conversion rights, redemption rights, dividend rights, preemptive rights or otherwise;
(iv)amend, alter or repeal the Restated Certificate of Incorporation or the Bylaws of the Corporation in any manner which adversely affects the preferences, rights or privileges of the Series A Convertible Preferred Shares; or
(v)declare or pay any dividends or make any distributions with respect to any of its securities, except as permitted by this Certificate of Designation.
8.Redemption of Convertible Preferred Shares.

(a)If a Fundamental Change (as defined in Subsection 8(f)) is proposed by the Corporation, the Corporation shall give written notice of such Fundamental Change (a “Fundamental Change Notice”), describing in reasonable detail the terms and conditions thereof and the proposed data of consummation thereof, to each holder of Series A Convertible Preferred shares not more than 60 days nor less than 20 days prior to the proposed date of consummation of such Fundamental Change. If at any time prior to the later of (i) 10 days prior to consummation of the Fundamental Change and (ii) 10 days after receipt of the Fundamental Change Notice from the Corporation, the holders of a majority of the outstanding Series A Convertible Preferred Shares elect to have the Corporation redeem their Series A Convertible Preferred Shares in connection with such Fundamental Change by delivering written notice to the corporation as specified in Subsection ate) (a “Redemption Election”), then the Corporation shall redeem all of the outstanding Series A Convertible Preferred Shares at the Redemption Price (as defined in subsection 8(f)) prior to or concurrently with the consummation of such Fundamental Change. The Corporation shall not consummate the Fundamental Change unless all Series A Convertible Preferred Shares are redeemed in full and the aggregate Redemption Price for all such shares has been paid in cash to the holders thereof. If any proposed Fundamental Change does not occur prior to, on or within 30 days after the proposed date of the consummation thereof included in the Fundamental Change Notice, or the material terms and conditions of such Fundamental Change (including, without limitation, the type or amount of consideration payable) are modified, any Redemption Election delivered in connection therewith shall be automatically rescinded and of no further force and affect, and the Corporation shall again be required to comply with the procedures sat forth in this Section 8 before consummating such Fundamental Change.
(b)If an Extraordinary Event (as defined in Subsection 8(f)) is proposed or occurs, the Corporation shall give written notice of such Extraordinary Event (an “Extraordinary Event Notice”), describing in reasonable detail the terms and conditions thereof and the proposed date of consummation thereof, to each holder of Series A Convertible Preferred Shares within five days after the Corporation becomes aware of the proposal for or the occurrence of, as the case may be, the Extraordinary Event. If at any time from time to time after the earlier of (i) the date on which the Extraordinary Event Notice is given by the Corporation and (ii) the date on which such Extraordinary Event is consummated, the holders of a majority of the outstanding Series A Convertible Preferred Shares deliver a Redemption Election to the Corporation as specified in subsection 8(e), than the Corporation shall redeem all of the outstanding Series A Convertible Preferred shares at the Redemption Price on the Redemption Data (as defined in Subsection 8(e)); provided, however, that the Series A Convertible Preferred Shares shall not be redeemed prior to the consummation of the Extraordinary Event.
(c)If at any time after March 5, 1996, the holders of a majority of the outstanding Series A Convertible Preferred Shares elect to have the Corporation redeem their Series A Convertible Preferred Shares by delivering a Redemption Election to the Corporation as specified in Subsection 8(e), than the Corporation shall redeem all of the outstanding Series A Convertible Preferred Shares at the Redemption Price on the Redemption Date (as defined in Subsection 8(e)). In the event that a Redemption Election is delivered pursuant to this Subsection 8(c), the Corporation shall pay the aggregate Redemption Price for all the Series A Convertible Preferred Shares by (i) paying one-half of the aggregate Redemption Price due to each holder of Series A Convertible Preferred Shares in cash on the Redemption Date (as defined in Subsection 8(e)) and (ii) executing and delivering a promissory note in favor of each holder of outstanding series A Convertible Preferred Shares in an amount equal to one-half of the aggregate Redemption Price due to each such holder, which promissory note shall provide that the principal amount thereof shall bear interest at the rate of 12% per annum and that such principal amount and interest thereon shall be due and payable on the first anniversary of such Redemption Data (which date shall be deemed to be a “Redemption Date”), shall include a default interest rata provision comparable to that set forth in Subsection 8(d) hereof, shall not provide for subordination to any other creditor of the Corporation and shall otherwise be in form and substance reasonably satisfactory to the holders of a majority of the outstanding Series A Convertible Preferred Shares.
(d)In the event that on any Redemption Date the funds of the Corporation legally available for the redemption of Series A Convertible Preferred Shares are insufficient to redeem in full all of the outstanding Series A Convertible Preferred shares, such funds which are legally available therefor shall be applied to the redemption of Such Series A Convertible Preferred Shares on a pro rata, basis from the holders of the Series A Convertible Preferred Shares. Thereafter, any funds which become legally available for the redemption of Series A Convertible Preferred Shares shall immediately be set aside and promptly applied to the redemption of any remaining Series A Convertible Preferred Shares until all Series A Convertible Preferred Shares have been redeemed. The aggregate Redemption Price for the Series A convertible Preferred Shares that are not redeemed by the corporation as required on a Redemption Date shall bear interest from the date the Corporation is required to redeem such shares until such Redemption Price has been paid in full at a rate equal to the greater of eighteen percent (18%) per annum and a fluctuating rate equal to the rate par annum publicly announced by National City Bank from time to time as its prime rate in effect at its principal office in the City of Cleveland, Ohio plus six percent (6%), in each case based upon a year of 360 days and the actual number of days elapsed; provided, however, that such interest rate shall in no event exceed the maximum rate permitted by applicable law.
(e)In the event that the holders of a majority of the outstanding Series A Convertible Preferred Shares elect to have the corporation redeem Series A Convertible Preferred Shares pursuant to this Section 8, such holders shall send written notice to the Corporation. Within five days after the receipt by the Corporation of a Redemption Election, the Corporation shall mail, postage prepaid, a written notice of such request (the “Redemption Notice”) to each holder of record of series A Convertible Preferred Shares at the address shown on the records of the Corporation; provided, however, that the Corporation’s failure to give such Redemption Notice shall in no way affect its obligation to redeem Series A Convertible Preferred Shares as provided in this Section 8. The Redemption Notice shall contain the following information: (i) the number of Series A Convertible Shares held by all holders and (ii) the date of redemption, which shall not be earlier than five days after the Redemption Notice is mailed or later than (A) the consummation of a Fundamental Change in the case of a Redemption Election delivered pursuant to Subsection 8(a), (B) 20 days after the consummation of an Extraordinary Event in the case of a Redemption Election delivered pursuant to Section 8(b), or (C) 20 days after receipt by the Corporation of the Redemption Election pursuant to Subsection 8(c) (in each such case the “Redemption Date”). In the event that the Corporation fails to designate a Redemption Date as required by the preceding sentence, the Redemption Date shall be the latest applicable date determined pursuant to the preceding sentence. On the Redemption Date, each holder of Series A Convertible Preferred Shares shall surrender the certificate or certificates representing such shares (together with a proper assignment of such certificates) to the Corporation on the Redemption Date in exchange for payment of the applicable Redemption Price for such shares.
(f)The “Redemption Price” means $6,658 per Series A Convertible Preferred Share plus all accrued but unpaid cumulative dividends thereon through the date on which such Series A Convertible Preferred Share is actually redeemed. A “Fundamental Change” means (i) the sale, transfer, lease or other disposition of all or substantially all of the assets of the corporation; (ii) a merger or consolidation of the Corporation with or into another entity if (A) the Corporation is not the surviving corporation or (B) as a result of such merger or consolidation persons other than stockholders of the corporation on March 5, 1992 and their respective spouses and descendants own or control shares of capital stock of the Corporation having the power to elect a majority of the Directors on the Board of Directors-of the Corporation; or (iii) any sale or series of sales by the Corporation of shares of capital stock of the Corporation which results in persons other than the stockholders of the Corporation on March 5, 1992 and their respective spouses and descendants owning or controlling shares of capital stock of the Corporation having the power to elect a majority of the Directors on the Board of Directors of the Corporation. An “Extraordinary Event” means the acquisition by persons other than the stockholders of the Corporation on March 5, 1992 and their spouses and descendants of shares of capital stock of the Corporation having the power to elect a majority of the Directors on the Board of Directors of the Corporation, whether such acquisition is from the corporation or its stockholders.
9.Notices of Certain Events.
In the event of:
(a)any-taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or distribution, or any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right; or
(b)any proposed capital reorganization of the Corporation, any proposed reclassification or recapitalization of the shares of the Corporation, any proposed merger or consolidation of the Corporation, or any proposed sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation; or
(c)any proposed voluntary or involuntary liquidation dissolution or winding, up of the Corporation; then, and in each such event, the Corporation shall give written notice. thereof, by first class mail, postage prepaid, addressed to each holder of Series A Convertible Preferred Shares at the last address of such holder shown by the records of the Corporation; specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, sale, consolidation, merger, dissolution, liquidation or winding up is proposed to became effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Shares (or other securities) are to surrender such Common shares (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, sale, consolidation, merger, dissolution, liquidation or winding up, Unless waived in writing, each such notice shall be mailed at least 15 days prior to the date specified in such notice on which such action is to be taken.
10.Preemptive Rights. (a) Subject to the provisions of this Section 10, each holder of Series A Convertible Preferred Shares shall have the preemptive right to purchase, in the case of the proposed issuance by the Corporation of, or the proposed granting by the Corporation of rights or options to purchase, shares of any Class of the Corporation’s capital stock or any options or Series A Convertible Securities, during a reasonable time to be fixed by the Corporation’s Board of Directors (which shall not be less than 20 days), that number of such shares or Options or Series A Convertible Securities as shall bear the same proportion to the aggregate number of such shares or Options or Series A Convertible Securities subject to issue or sale as the number of Common Shares as are issuable upon conversion of the Series A convertible Preferred Shares held by such holder on the record date for determination of holders of series A Convertible Preferred Shares entitled to exercise such preemptive rights bears to the sum of (i) the total number of Common Shares issued and outstanding on such record date and (ii) the number of Common Shares issuable upon conversion of the Series A Convertible Preferred Shares issued and outstanding on such record date, and at a price or prices not less favorable to the holders of such Series A Convertible Preferred Shares than the price or prices at which such shares or other securities are proposed to be offered for sale to others.

(a)Notwithstanding anything to the contrary in this Section 10, no holder of Series A Convertible Preferred Shares shall have any preemptive right to purchase any shares of any class of the Corporation’s capital stock or any Options or Series A Convertible Securities (i) issuable upon conversion of any Series A convertible Preferred Shares; (ii) issuable upon conversion of Series A Convertible Securities or the exercise of options if such holder was offered the opportunity to purchase such Series A Convertible Securities or Options pursuant to this Section 10 or as to which such holder was not given such opportunity by reason of the application of clauses (iii) or (iv) of this sentence; (iii) issued in connection with a merger or consolidation of any entity or entities into or with the Corporation if as a result persons other than the stockholders of the Corporation on March 5, 1992 own or control such shares of capital stock of the Corporation having the power to elect a majority of the Director, on the Board of Director. of the corporation; (iv) issued in any transaction with respect to which holders of a majority of the outstanding Series A Convertible Preferred Shares have waived in writing their preemptive rights granted hereunder; or (v) issued to the public pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933. In addition, no holder of Series A Convertible Preferred Shares shall have any preemptive right with respect to the issuance of (i) stock options exercisable for up to 209,220 Common Shares pursuant to employee stock ownership plans or stock option plans or similar arrangements adopted by the Corporation, or any Common Shares issued upon the exercise of such stock options; or (ii) up to 24,000 Common Shares to Kimex Electronics Company.
(b)The Corporation’s Board of Directors shall cause to be given to each holder of Series A Convertible Preferred Shares entitled to purchase shares or other securities in accordance with this Section 10 a written notice by first class mail, postage prepaid, addressed to its last address as shown by the records of the Corporation setting forth the time within which (which shall not be less than 30 days), and the terms and conditions upon which, the holder may purchase such shares or other securities. Any securities which the Corporation proposes to issue or grant Which are not purchased by the holders of Series A Convertible Preferred shares pursuant to this Section 10 may be sold or granted by the Corporation to any third party within 90 days after the expiration of the period during which the holder shall have the preemptive right to purchase, but the Corporation shall not sell or grant any such securities after such 90 day period without remind oomp1ienos with this Section 10.

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
UNIVERSAL ELECTRONICS INC.
UNDER SECTION 242 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
Universal Electronics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
FIRST:        That the Board of Directors of the Corporation by unanimous written consent of its directors dated March 24, 1992, adopted the following resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation, which was filed with the Secretary of State of the State of Delaware on March 2, 1992.
“RESOLVED, that Article FOURTH, Part I of the Corporation’s Restated certificate of Incorporation be amended to read in its entirety as follows:
Part I.    Aggregate Number of Shares. The aggregate number of shares of stock which the Corporation has authority to issue is 21,000,000 shares, consisting of:
1.    1,000,000 shares of Preferred Stock, par value $.01 par share (the “Preferred Stock”); and
2.    20,000,000 shares of Common Stock, par value $.01 par share the “Common Stock”).”
SECOND:    That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said Amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.
THIRD:    That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, Universal Electronics Inc. has caused this Certificate of Amendment to be signed by Thomas C. Tyler, its President, and attested by Bruce V. Vereecken, its Assistant Secretary, this 25th day of March, 1992.

2

UNIVERSAL ELECTRONICS INC.
By:     /s/ Thomas C. Tyler
Thomas C. Tyler, President

ATTEST:
/s/ Bruce V. Vereecken
Bruce V. Vereecken
Assistant Secretary

2

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
UNIVERSAL ELECTRONICS INC.

Pursuant To Section 242 Of The Delaware General Corporation Law
The undersigned, David M. Gabrielsen and Richard A. Firehammer, Jr., the President and Secretary, respectively, of Universal Electronics Inc., a Delaware corporation (the “Corporation”), hereby certify as follows:
1.    The name of the Corporation is Universal Electronics Inc.
2.    The Amendment of the Restated Certificate of Incorporation as hereinafter set forth has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.
3.    The Restated Certificate of Incorporation of the Corporation is hereby amended by adding a new Article Fourteenth as follows:
FOURTEENTH: The Directors shall be divided into two (2) classes, designated as Class I and Class II. Class I Directors shall consist only of persons who are also employees of the Company and/or any subsidiary of the Company and shall be elected for a one-year term. Class II Directors shall consist of persons who are not also employees of the Company and/or any subsidiary of the Company. The number of Directors (whether in Class I or Class II) of the Company shall be as determined pursuant to the By-laws of the Company.
IN WITNESS WHEREOF, the undersigned subscribe this Certificate of Amendment on behalf of, and as the free act and deed of, the Corporation and affirm that the facts stated herein are true under penalties of perjury, this 2nd day of June, 1995.

/s/ David M. Gabrielsen
David M. Gabrielsen, President

/s/ Richard A. Firehammer
Richard A. Firehammer, Jr., Secretary

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
UNIVERSAL ELECTRONICS INC.
Pursuant to Section 242 of the
Delaware General Corporation Law
The undersigned, Paul D. Arling and Richard A. Firehammer. Jr., President and Secretary, respectively, of Universal Electronics Inc., a Delaware corporation (the “Corporation”), hereby certify as follows:
1.    The name of the Corporation is Universal Electronics Inc.
2.    The Board of Directors of the Corporation at a meeting held February 1, 2000, adopted the following resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation and directing that the amendment should be considered at the next annual meeting of the stockholders:
RESOLVED, that Article FOURTH, Part I of the Corporation’s Restated Certificate of Incorporation, as amended, be amended to read in its entirety as follows:
Part I. Aggregate Number of Shares. The aggregate number of shares of stock which the Corporation has authority to issue is 55,000,000 shares, consisting of:
1.    5,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”); and
2.    50,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”).
3.    At the annual meeting of stockholders held June 21, 2000, the foregoing amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, Universal Electronics Inc. has caused this Certificate of Amendment be signed by Paul D. Arling, its President, and attested by Richard A. Firehammer, Jr., its Secretary, this 25th day of July, 2000.
UNIVERSAL ELECTRONICS, INC.
By: /s/     Paul D. Arling
Paul D. Arling, President
ATTEST

/s/ Richard A. Firehammer
Richard A. Firehammer, Jr. Secretary

CERTIFICATE OF OWNERSHIP AND MERGER
of
SIMPLEDEVICES, INC.
INTO
UNIVERSAL ELECTRONICS INC.
Pursuant to Section 253 of the General Corporation Law of Delaware
Universal Electronics Inc. (the “Corporation”), a corporation incorporated on the 21st day of November, 1986, pursuant to the provisions of the General Corporation Law of the State of Delaware;
DOES HEREBY CERTIFY that the Corporation owns over 90% of the capital stock of SimpleDevices, Inc. (the “Subsidiary”), a corporation incorporated on the 26th day of July, 2000, pursuant to the provisions of the General Corporation Law of the State of Delaware, and that this Corporation, by adopting resolutions pursuant to an action by unanimous written consent of the Board of Directors effective as of August 15, 2006, determined to and did merge into itself said Subsidiary, which resolutions are in the following words:
“WHEREAS, this Corporation owns approximately 99.2% of the outstanding shares of common stock of SimpleDevices, Inc., a corporation organized and existing under the laws of the State of Delaware (“SDI”);
WHEREAS, this Corporation desires to merge SDI with and into this Corporation with this Corporation being the surviving corporation of the merger (the “Merger”), and to be possessed of all the estate, property, rights, privileges and franchises of SDI;
WHEREAS, pursuant to the Merger, each share of common stock of SDI issued and outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive an amount in cash equal to $0.12348726 per share (the “Per Share Merger Consideration”), which is the same per share consideration this Corporation paid to SDI stockholders who tendered their shares and vested options to this Corporation pursuant to the Stock Purchase Agreement dated October 1, 2004, by and among this Corporation, SDI and the stockholders and holders of vested options of SDI named therein;
WHEREAS, the Board of Directors of this Corporation has determined that the Per Share Merger Consideration to be received by the SDI stockholders is fair, from a financial point of view, to the stockholders of SDI; and
WHEREAS, the undersigned have determined that it is advisable and in the best interests of this Corporation and its stockholders that this Corporation consummate the Merger in accordance with the provisions of Section 253 of the Delaware General Corporation Law (the “DGCL”), and enter into all other agreements and instruments required to be entered into or otherwise necessary to effectuate the Merger and consummate the transactions. contemplated thereby.

NOW, THEREFORE, BE IT RESOLVED, that the terms and provisions of the Merger and other transactions contemplated thereby, are hereby authorized, approved and confirmed by the undersigned in good faith, with such modifications and amendments to such documents required. to consummate the Merger as may be approved by the officer or officers of this Corporation executing and delivering the same;
RESOLVED FURTHER, that this Corporation hereby assumes all the Liabilities and obligations of SDI;
RESOLVED FURTHER, that an authorized officer of this Corporation be and he/she is hereby directed to make and execute a certificate of ownership setting forth a copy of the resolution to merge said SDI and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware;
RESOLVED FURTHER, that, in accordance with Section 262 of the DGCL, the officers of the Corporation be, and each of them hereby is, authorized and directed, in the name and on behalf of this Corporation, to prepare or cause to be prepared and mailed to the SDI stockholders a notice of the approval of the Merger, the effective date of the Merger and that appraisal rights are available for any or all of the issued and outstanding shares of common stock of SDI, and to take any other actions as such officers deem necessary, appropriate or desirable in connection with this Corporation’s compliance with Section 262 of the DGCL; and
RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized to execute and deliver such further agreements, documents, securities and instruments, and all amendments and supplements thereto, and to do and perform; cause to be done and performed, and suffer to be done or performed, such further deeds and acts as may be deemed in the exercise of discretion by the officer or officers acting in the matter to be necessary, appropriate or advisable in order to carry out and perform the purposes and intentions of the foregoing resolutions, and the execution or delivery of any such agreements, documents, securities or instruments or the taking or suffering to be done of such actions, shall constitute conclusive evidence of the approval thereof.”

[Signature page follows]

IN WITNESS THEREOF, said parent Corporation has caused its corporate seal to be affixed and this certificate to be signed by an authorized officer this 28th day of August, 2006.

UNIVERSAL ELECTRONICS INC.
CORPORATE SEAL
By: /s/     Richard A. Firehammer
Name:    Richard A. Firehammer, Jr.
Title:    Sr. Vice President, General Counsel and Secretary

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
UNIVERSAL ELECTRONICS INC.

Universal Electronics Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:
1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 21, 1986 under the name Universal Electronics Inc. The most recent Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on March 2, 1992, as amended by the Certificate of Amendment filed with the Secretary of State of Delaware on March 27, 1992, the Certificate of Amendment filed with the Secretary of State of Delaware on June 2, 1995, and the Certificate of Amendment filed with the Secretary of State of Delaware on July 26, 2000.
2. This amendment to the Restated Certificate of Incorporation of the Corporation as set forth below has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
3. Article FOURTEENTH of the Restated Certificate of Incorporation of the Corporation as presently in effect is amended and restated to read in its entirety as follows:
“FOURTEENTH. From and after the effective time of this Certificate of Amendment, the directors shall no longer be divided into classes and, commencing with the 2027 annual meeting of stockholders, the classification of the Board of Directors shall cease and all directors shall be elected for terms expiring at the next annual meeting of stockholders. With respect to any director who was previously elected to a term of more than one year and who continues to serve after the effective time of this Certificate of Amendment, including the Class II directors elected at the 2026 annual meeting of stockholders, such director shall serve as a director only until the next annual meeting of stockholders.  Each director shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier resignation, removal, death or incapacity.”
4. This Certificate of Amendment shall become effective upon the filing hereof.
5. All other provisions of the Restated Certificate of Incorporation of the Corporation remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 19th day of May, 2026.
UNIVERSAL ELECTRONICS INC.
By: /s/ Ryan Hochgesang
Ryan Hochgesang
Vice President, General Counsel and Corporate Secretary